Exhibit 99.9

CONSENT OF PATRICK LIM HUI PENG

Sea Forrest International Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: August 28, 2025

/s/ Patrick Lim Hui Peng
PATRICK LIM HUI PENG